Exhibit 99.1

PRESS RELEASE

First Community Bancorp

(NASDAQ: FCBP)

Contact:	Matthew P. Wagner	Victor R. Santoro
	President and Chief Executive	Executive Vice President and
	Officer	Chief Financial Officer
	120 Wilshire Boulevard	120 Wilshire Boulevard
	Santa Monica, CA 90401	Santa Monica, CA 90401
Phone:	310-458-1521 x 271	310-458-1521 x 288
Fax:	310-451-4555	310-451 - 4555

FOR IMMEDIATE RELEASE		October 19, 2005

FIRST COMMUNITY BANCORP ANNOUNCES RECORD EARNINGS FOR THE THIRD QUARTER OF 2005

—Net Earnings for the Third Quarter of 2005 Totaled $13.0 million, Up 36% Over Third Quarter of 2004 and Up 10% Over Second Quarter of 2005—

—Third Quarter Diluted EPS of $0.78 per Share, Up 30% Over Third Quarter 2004 and Up 8% Over Second Quarter 2005 —

—Net Interest Margin for Third Quarter 2005 Reaches 6.40%—

— Nonaccrual Loans Decline by 38% —

Rancho Santa Fe, California . . . First Community Bancorp (Nasdaq: FCBP) today announced third quarter 2005 record net earnings of $13.0 million, or $0.78 per diluted share, compared to third quarter 2004 net earnings of $9.6 million, or $0.60 per diluted share, and second quarter 2005 net earnings of $11.8 million, or $0.72 per diluted share. The increase in net earnings compared to last year resulted primarily from increased net interest income due to organic loan growth, acquisitions and expanded net interest margin.  The increase over the second quarter of 2005 is due to increased net interest income notwithstanding an increase in noninterest expense.

Net earnings for the nine months ended September 30, 2005, were $35.1 million, or $2.13 per diluted share, compared to net earnings of $25.9 million, or $1.62 per diluted share, for the same period of 2004.

The comparability of financial information is affected by our acquisitions.  Operating results include the operations of acquired entities from the dates of acquisition.  In August 2005 we acquired First American Bank, or First American, adding $241.4 million in assets, and we acquired Harbor National Bank, or Harbor, in April 2004 and First Community Financial Corporation, or FC Financial, in March 2004, which when combined together added $304.3 million in assets.

THIRD QUARTER RESULTS

Dollars in millions, except per share data	Third Quarter 2005	Third Quarter 2004	% Change	Second Quarter 2005	% Change

Diluted Earnings Per Share	$0.78	$0.60	30.0%	$0.72	8.3%
Net Earnings	$12.99	$9.58	35.6%	$11.82	9.9%
Return on Average Assets (“ROA”)	1.71%	1.37%	24.8%	1.66%	3.0%
Return on Average Equity (“ROE”)	12.5%	10.8%	15.7%	12.3%	1.6%
Net Interest Margin	6.40%	5.65%	13.3%	6.19%	3.4%
Efficiency Ratio	50.1%	55.9%	(10.4)%	49.1%	2.0%

The increases in net earnings, ROA and ROE and the improvement in the efficiency ratio for the third quarter of 2005 compared to the third quarter of 2004 were due primarily to increases in our net interest margin and average loans.  The increases in net earnings, ROA and ROE for the third quarter of 2005 compared to the second quarter of 2005 were due mainly to increased net interest income, driven by higher loan yields and increased average loans, and offset in part by higher noninterest expense.

YEAR TO DATE RESULTS

	Nine Months Ended September 30,
Dollars in millions, except per share data	2005	2004	% Change

Diluted Earnings Per Share	$2.13	$1.62	31.5%
Net Earnings	$35.07	$25.91	35.4%
ROA	1.61%	1.31%	22.9%
ROE	11.9%	10.0%	19.0%
Net Interest Margin	6.19%	5.49%	12.8%
Efficiency Ratio	50.9%	57.3%	(11.2)%

The increases in net earnings, ROA and ROE and the improvement in efficiency ratio for the nine months ended September 30, 2005, compared to the same period for 2004 were due mainly to increases in our net interest margin and average loans.

Matt Wagner, President and Chief Executive Officer, stated, “We had an exciting quarter with strong earnings performance, reduced nonaccrual loans, a successful capital raise and continued strategic growth through our acquisitions.  We closed the First American transaction during the quarter, closed the acquisition of Pacific Liberty on October 7, and announced the acquisition of Cedars Bank as well.  Our pro forma asset size including Cedars, which is expected to close early next year, is $3.8 billion.”  Mr. Wagner continued, “Notwithstanding the significant corporate activity in the quarter, we maintained focus on our core business, generating good organic loan growth and increasing our net interest margin.”

Vic Santoro, Executive Vice President and Chief Financial Officer, also commented, “Our loan portfolio repriced nicely during the quarter in response to increased market interest rates.  As a result, our net interest margin increased to 6.40% for the third quarter, up 21 basis points from June.  Offsetting the increased loan yield were higher funding costs as our borrowings repriced upward in the higher interest rate environment and we increased rates offered on money market and selected time deposit accounts to remain competitive.”  Mr. Santoro continued, “One of the highlights of the quarter was the issuance of 1,044,680 shares of common stock for net proceeds of $49 million.  We used these proceeds to augment our capital in support of the First American acquisition.”

BALANCE SHEET GROWTH

Loans, net of deferred fees and costs, increased $185.2 million, including $107.5 million of acquired loans, to $2.3 billion at September 30, 2005, from year end 2004.  Loan growth, including acquired loans, was $141.2 million during the third quarter of 2005.  Deposits decreased $22.1 million from year-end 2004 to $2.4 billion at September 30, 2005.  Year-end 2004 deposits included a short-term $365.0 million interest-bearing deposit received on December 31, 2004, which has since been withdrawn by the customer.  Excluding the $365.0 million deposit, our deposit balances increased $342.9 million since year-end, including $217.4 million acquired during the third quarter.  Demand deposits totaled $1.1 billion at September 30, 2005, and represented 46.4% of total deposits at that date.

NET INTEREST INCOME CONTINUES TO INCREASE

Net interest income increased to $40.8 million for the third quarter of 2005 compared to $33.3 million for the same period of 2004 and $37.2 million for the second quarter of 2005.  The year-over-year increase was mainly a result of increased interest income from higher loan yields and our loan growth, offset by higher interest expense.  Average earning assets increased $188.2 million for the third quarter of 2005 when compared to the same period for 2004.  Average loans increased $229.9 million for the third quarter of 2005, when compared to the same period of 2004, and included approximately $58.4 million in average loans from the First American acquisition.    Total interest expense increased to $6.0 million for the third quarter of 2005 from $3.7 million for the same period of 2004 due largely to higher funding rates.  The increase in net interest income over the previous quarter resulted mostly from a combination of an increase in our loan yield and a $77.5 million increase in our average loans, including those loans acquired in the First American acquisition.  Total interest expense increased in consecutive quarters due largely to the effect from our borrowings, money market accounts and time deposits repricing in the higher interest rate environment.

Net interest income increased $22.7 million, or 25%, to $113.6 million for the nine months ended September 30, 2005, when compared to the same period of 2004.  Interest income increased $28.5 million mostly as a result of the $327.3 million increase in average loans for the first nine months of 2005.  In addition, increases in our prime lending rate and loan repricings in response to market interest rate changes caused our loan yield to increase.  Interest expense increased $5.8 million year-over-year due mostly to an increase in the cost of our funding sources and, to a lesser extent, from increased borrowings used to fund acquisitions and loan growth.

NET INTEREST MARGIN CONTINUES TO EXPAND

The Company’s net interest margin for the third quarter of 2005 was 6.40%, an increase of 75 basis points when compared to the same period of 2004 and an increase of 21 basis points when compared to the second quarter of 2005.  The increases in the net interest margin are due mainly to the increase in our prime lending rate in response to the gradual rise in market interest rates, offset by increased funding costs.  Yields on average earning assets were 7.33% and 6.28% for the third quarters of 2005 and 2004, and 7.09% for the second quarter of 2005.  The increase in the yield on average earning assets was driven mostly by increases in our loan yields: the yield on average loans was 7.92% and 6.91% for the third quarters of 2005 and 2004, and 7.56% for the second quarter of 2005.

The average cost of deposits was 0.51% for the third quarter of 2005 compared to 0.31% and 0.45% for the third quarter of 2004 and the second quarter of 2005.  These increases in deposit cost resulted from upward adjustments we made in rates offered on money market and certain time deposits.  The overall cost of interest-bearing liabilities increased to 1.63% for the third quarter of 2005 compared to 1.04% for the same period of 2004 and 1.56% for the second quarter of 2005.  These increases were due mainly to the repricing of our borrowings in the higher interest rate environment.

Our net interest margin increased 70 basis points to 6.19% for the nine months ended September 30, 2005 from 5.49% for the same period of 2004.  This increase was mainly the result of higher average loan balances and loan yields.

NONINTEREST INCOME ITEMS

Noninterest income for the third quarter of 2005 totaled $3.5 million, compared to $4.1 million for the third quarter of 2004 and $3.3 million for the second quarter of 2005.  Noninterest income for the nine months ended September 30, 2005, totaled $10.3 million compared to $12.2 million for the same period in 2004.  The decreases in noninterest income result largely from lower service charges and fees on deposit accounts which have declined due to increased market interest rate related earnings credits on business accounts.  The third quarter of 2005 increase over the prior quarter was due to the impact of the First American acquisition.

NONINTEREST EXPENSE ITEMS

Noninterest expense for the third quarter of 2005 totaled $22.2 million compared to $20.9 million for the third quarter of 2004 and $19.9 million for the second quarter of 2005.  The increases in the third quarter of 2005 over the third quarter of 2004 were due mostly to higher professional services and compensation expense.  The increase in other professional services is due mainly to higher legal costs for an ongoing matter.  The increased compensation is due to the additional expense incurred as the result of the First American acquisition.

The $2.3 million increase in noninterest expense for the third quarter of 2005 compared to the second quarter of 2005 was due mainly to increased compensation and other professional services expense.  The increase in compensation is attributed to the additional staff costs for First American, increased stock-based compensation and higher benefits costs.  The increase in other professional services is attributed to increased legal costs for an ongoing legal matter.  In addition, we received $500,000 in legal fee reimbursements in the second quarter of 2005 compared to $90,000 in similar reimbursements received during the third quarter.  We disclosed previously that one of our insurers withdrew its agreement to reimburse us for certain legal costs incurred in connection with certain litigation, reserved its right to seek reimbursement from the Company for any defense costs previously advanced and initiated legal action for declaratory judgment with respect to its obligations under the policy.

Noninterest expense for the nine months ended September 30, 2005, totaled $63.1 million compared to $59.1 million for the same period of 2004.  The increase relates mostly to increased compensation expense which is a result of additional staff added through our acquisitions, pay rate increases, and increased incentive compensation accruals and employee benefits costs.  Professional services expense increased for legal matters and compliance with the Sarbanes-Oxley Act.

Noninterest expense includes the following noncash items for the periods indicated:

	Third Quarter 2005	Third Quarter 2004	Nine Months Ended September 30, 2005	Nine Months Ended September 30, 2004
Intangible asset amortization	$915,000	$899,000	$2,541,000	$2,416,000
Restricted and performance stock amortization	1,149,000	2,494,000	2,793,000	4,409,000
Total	$2,064,000	$3,393,000	$5,334,000	$6,825,000

Intangible asset amortization is estimated to be $3.6 million for 2005, excluding any effect from the Pacific Liberty Bank acquisition.  Restricted and performance stock award amortization is estimated to be $4.0 million for 2005.  These estimates are, however, subject to change.

CREDIT QUALITY

Nonaccrual loans decreased to $12.4 million, or 0.54% of loans, net of deferred fees and costs, at September 30, 2005, from $20.0 million, or 0.92% of loans net of deferred fees and costs, at June 30, 2005.  The majority of this decrease was due to $8.5 million in payments received, including $6.2 million in payments received related to foreign loans.

We made no provision for credit losses during the third quarter of 2005 compared to a $265,000 provision for the third quarter of 2004 and $620,000 for the second quarter of 2005.  The provisions made earlier this year were in response to both the growth in the loan portfolio and the level of nonaccrual loans.  The allowance for credit losses as a percentage of total loans, net of deferred fees and costs, was 1.38% at September 30, 2005, compared to 1.45% at June 30, 2005.  The allowance for credit losses to nonaccrual loans increased to 256.5% as of September 30, 2005 compared to 157.4% as of June 30, 2005.  The allowance for total credit losses totaled $31.9 million at September 30, 2005, and was comprised of the allowance for loan losses of $29.2 million and the reserve for unfunded loan commitments of $2.6 million.

REGULATORY CAPITAL MEASURES ARE ABOVE THE WELL-CAPITALIZED MINIMUMS

First Community and its wholly-owned banking subsidiaries, Pacific Western National Bank and First National Bank, each remained well capitalized at September 30, 2005.  Regulatory capital ratios for the Banks and the consolidated company are as follows:

	Pacific Western	First National	Consolidated Company
Tier 1 leverage capital ratio	9.77%	10.64%	10.47%
Tier 1 risk-based capital ratio	9.38%	11.32%	10.42%
Total risked-based capital ratio	10.36%	12.58%	11.58%

We raised $49 million in equity through the issuance of 1,044,680 shares of our common stock in August and September of 2005.  These net proceeds were used to fund the First American acquisition and for other general corporate purposes.

ACQUISITIONS

On August 12, 2005, we completed our previously announced acquisition of First American Bank, a $241.4 million-asset bank based in Rosemead, California.  With the completion of this acquisition, First American merged into Pacific Western National Bank, a wholly owned subsidiary of First Community Bancorp, adding its four branches to the Pacific Western branch network.  First Community paid First American shareholders $24.95 in cash per share of First American Bank common stock, which amounted to $62.3 million for all of the outstanding options and shares of common stock of First American.

On September 13, 2005, First Community announced that it had entered into a definitive agreement to acquire all of the outstanding common stock and options of Cedars Bank in exchange for $120.0 million in cash.  Cedars Bank had $485.7 million in assets at June 30, 2005, and six branch offices.  The acquisition of Cedars Bank is subject to regulatory approval and the approval of Cedars Bank shareholders, and is currently expected to close in the first quarter of 2006.  Upon completion of the acquisition, Cedars Bank will be merged into Pacific Western Bank.

On October 7, 2005, we completed our previously announced acquisition of Pacific Liberty Bank, a bank with assets of $161.2 million and two branches located in Huntington Beach, California.  With the completion of this acquisition, Pacific Liberty merged into Pacific Western Bank, a wholly owned subsidiary of First Community Bancorp, adding its branches to the Pacific Western branch network.  Pacific Liberty shareholders received approximately 784,000 shares of First Community Bancorp stock which had a market value of $36.6 million on October 7, 2005.  Pacific Liberty option holders received cash in lieu of First Community Bancorp stock.  Together, First Community paid approximately $41.6 million in cash and stock for all of the outstanding options and shares of common stock of Pacific Liberty.

ABOUT FIRST COMMUNITY BANCORP

First Community Bancorp is a bank holding company with $3.1 billion in assets as of September 30, 2005, and two wholly-owned banking subsidiaries, Pacific Western National Bank and First National Bank.  Through the banks’ 41 full-service community banking branches, including the branches acquired in the acquisition of Pacific Liberty Bank,  First Community provides commercial banking services, including real estate, construction and commercial loans, to small and medium-sized businesses.  Pacific Western National Bank has 28 branches throughout Los Angeles, Orange, Riverside and San Bernardino Counties, and First National Bank has 13 branches across San Diego County.  Through its subsidiary FC Financial, First National Bank provides working capital financing to growing companies located throughout the Southwest, primarily in the states of Arizona, California and Texas.  Additional information regarding First Community Bancorp is available on the Internet at www.firstcommunitybancorp.com.  Information regarding Pacific Western National Bank and First National Bank is also available on the Internet at www.pacificwesternbank.com and www.banksandiego.com, respectively.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking information about First Community that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of First Community. First Community cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to: the possibility that personnel changes will not proceed as planned; planned acquisitions and related cost savings cannot be realized or realized within the expected time frame; costs and uncertainties related to the outcome of pending litigation;  revenues are lower than expected; competitive pressure among depository institutions increases significantly; the integration of acquired businesses costs more, takes longer or is less successful than expected; the cost of additional capital is more than expected; a change in the interest rate environment reduces interest margins; general economic conditions, either nationally or in the market areas in which First Community operates, are less favorable than expected; legislative or regulatory requirements or changes that adversely affect First Community’s business or regulatory capital requirements, or that alter the regulatory capital treatment of the Company’s trust preferred securities; changes in the securities markets and other risks that are described in First Community’s public filings with the U.S. Securities and Exchange Commission (the “SEC”). If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, First Community’s results could differ materially from those expressed in, implied or projected by such forward-looking statements. First Community assumes no obligation to update such forward-looking statements.

For a more complete discussion of risks and uncertainties, investors and security holders are urged to read First Community Bancorp’s annual report on Form 10-K, quarterly reports on Form 10-Q and other reports filed by First Community with the SEC.  The documents filed by First Community with the SEC may be obtained at First Community Bancorp’s website at www.firstcommunitybancorp.com or at the SEC’s website at www.sec.gov.  These documents may also be obtained free of charge from First Community by directing a request to: First Community Bancorp c/o Pacific Western Bank, 275 North Brea Boulevard, Brea, CA 92821.  Attention: Investor Relations. Telephone 714-671-6800.

This press release does not constitute an offer to sell securities or a solicitation of an offer to buy and does not constitute solicitation material in respect of the proposed acquisition of Cedars Bank.  Cedars Bank intends to file a proxy statement and other documents regarding the proposed acquisition with the California Department of Financial Institutions. Before making any voting or investment decision, investors and security holders of Cedars Bank are urged to carefully read the entire proxy statement, when it becomes available, as well as any amendments or supplements to the proxy statement, because it will contain important information about the proposed acquisition. A definitive proxy statement will be sent to the shareholders of Cedars Bank seeking their approval of the proposed acquisition.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2005	2004
	(In thousands, except per share data)
Assets:
Cash and due from banks	$106,674	$72,581
Federal funds sold	79,200	246,700
Total cash and cash equivalents	185,874	319,281

Interest-bearing deposits in financial institutions	52	702

Federal Reserve Bank and Federal Home Loan Bank stock, at cost	26,302	24,112
Securities available-for-sale	226,375	245,395
Total securities	252,677	269,507

Gross loans	2,311,795	2,125,314
Deferred fees and costs	(8,422)	(7,143)
Loans, net of deferred fees and costs	2,303,373	2,118,171
Allowance for loan losses	(29,241)	(26,682)
Net loans	2,274,132	2,091,489
Premises and equipment	18,990	14,919
Intangible assets	298,182	256,955
Cash surrender value of life insurance	55,350	52,283
Other assets	44,277	41,718
Total assets	$3,129,534	$3,046,854

Liabilities and Shareholders’ Equity:
Liabilities:
Noninterest-bearing deposits	$1,117,808	$941,716
Interest-bearing deposits	1,292,488	1,490,674
Total deposits	2,410,296	2,432,390

Accrued interest payable and other liabilities	34,489	28,934
Borrowings	111,000	90,000
Subordinated debentures	121,654	121,654
Total liabilities	2,677,439	2,672,978

Shareholders’ Equity:
Common stock	372,421	318,880
Retained earnings	91,511	67,911
Unearned equity compensation	(9,795)	(11,445)
Accumulated other comprehensive income:
Unrealized loss on securities available-for-sale, net	(2,042)	(1,470)
Total shareholders’ equity	452,095	373,876
Total liabilities and shareholders’ equity	$3,129,534	$3,046,854

Shares outstanding (includes shares underlying unvested restricted stock awards)	17,522,538	16,267,862

Book value per share	$25.80	$22.98

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Quarters Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
	(In thousands, except per share data)
Interest income:
Interest and fees on loans	$44,533	$34,755	$123,082	$93,336
Interest on time deposits in other financial institutions	2	12	5	29
Interest on investment securities	1,635	2,045	5,680	7,529
Interest on federal funds sold	564	139	866	280
Total interest income	46,734	36,951	129,633	101,174

Interest expense:
Interest expense on deposits	3,014	1,728	7,420	5,311
Interest expense on borrowings	740	338	2,501	551
Interest expense on subordinated debentures	2,200	1,635	6,135	4,387
Total interest expense	5,954	3,701	16,056	10,249

Net interest income before provision for credit losses	40,780	33,250	113,577	90,925
Provision for credit losses	—	265	1,420	465
Net interest income after provision for credit losses	40,780	32,985	112,157	90,460

Noninterest income:
Service charges on deposit accounts	1,594	2,036	4,856	6,461
Other commissions and fees	1,055	948	3,128	2,788
Gain on sale of loans, net	208	233	467	539
Gain on sale of securities, net	—	—	—	30
Increase in cash surrender value of life insurance	392	458	1,221	1,454
Other income	265	404	675	963
Total noninterest income	3,514	4,079	10,347	12,235

Noninterest expense:
Compensation	12,107	11,721	35,396	32,462
Occupancy	2,819	2,664	7,867	7,829
Furniture and equipment	679	732	1,990	2,219
Data processing	1,223	1,041	3,564	3,212
Other professional services	1,741	1,070	3,563	2,534
Business development	334	385	853	951
Communications	516	492	1,445	1,517
Insurance and assessments	411	428	1,289	1,221
Intangible asset amortization	915	899	2,541	2,416
Other	1,468	1,453	4,548	4,731
Total noninterest expense	22,213	20,885	63,056	59,092
Earnings before income taxes	22,081	16,179	59,448	43,603
Income taxes	9,087	6,603	24,374	17,689
Net earnings	$12,994	$9,576	$35,074	$25,914

Per share information:
Number of shares (weighted average)
Basic	16,425.3	15,538.6	16,087.3	15,493.5
Diluted	16,747.6	16,044.9	16,449.9	15,987.1
Earnings per share
Basic	$0.79	$0.62	$2.18	$1.67
Diluted	$0.78	$0.60	$2.13	$1.62

UNAUDITED AVERAGE BALANCE SHEETS

	Quarters Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
	(Dollars in thousands)

Average Assets:
Loans, net of deferred fees and costs	$2,231,702	$2,001,796	$2,165,192	$1,837,919
Investment securities	232,677	294,378	249,061	339,455
Federal funds sold	64,592	42,706	39,354	34,012
Interest-bearing deposits in financial institutions	200	2,122	237	1,772
Average earning assets	2,529,171	2,341,002	2,453,844	2,213,158
Other assets	481,848	448,674	454,293	434,013
Average total assets	$3,011,019	$2,789,676	$2,908,137	$2,647,171

Average Liabilities and Shareholders’ Equity:
Average liabilities
Noninterest-bearing deposits	$1,099,769	$980,282	$1,037,834	$915,270
Interest-bearing deposits	1,235,500	1,218,944	1,205,672	1,193,632
Average deposits	2,335,269	2,199,226	2,243,506	2,108,902
Other interest-bearing liabilities	214,833	194,812	231,072	153,640
Other liabilities	47,185	42,463	40,872	38,334
Average liabilities	2,597,287	2,436,501	2,515,450	2,300,876
Average equity	413,732	353,175	392,687	346,295
Average liabilities and shareholders’ equity	$3,011,019	$2,789,676	$2,908,137	$2,647,171

Yield Analysis:
Average earning assets	$2,529,171	$2,341,002	$2,453,844	$2,213,158
Yield	7.33%	6.28%	7.06%	6.11%
Average interest-bearing deposits	$1,235,500	$1,218,944	$1,205,672	$1,193,632
Cost	0.97%	0.56%	0.82%	0.59%
Average deposits	$2,335,269	$2,199,226	$2,243,506	$2,108,902
Cost	0.51%	0.31%	0.44%	0.34%
Average interest-bearing liabilities	$1,450,333	$1,413,756	$1,436,744	$1,347,272
Cost	1.63%	1.04%	1.49%	1.02%

Interest spread	5.70%	5.24%	5.57%	5.09%
Net interest margin	6.40%	5.65%	6.19%	5.49%

Average interest sensitive liabilities	$2,550,102	$2,394,038	$2,474,578	$2,262,542
Cost	0.93%	0.62%	0.87%	0.61%

LOAN CONCENTRATION

	As of the Dates Indicated
	9/30/05	6/30/05	3/31/05	12/31/04	9/30/04
	(Dollars in thousands)
Loan Category:
Domestic:
Commercial	$610,075	$587,716	$611,271	$604,995	$571,271
Real estate–construction	506,469	438,740	405,891	410,167	436,232
Commercial real estate–mortgage	1,049,745	991,556	980,612	967,270	914,775
Consumer	41,739	43,965	40,208	42,723	44,325
Foreign:
Commercial	94,402	97,672	86,504	88,428	82,740
Other	9,365	9,962	10,787	11,731	13,294
Total gross loans	2,311,795	2,169,611	2,135,273	2,125,314	2,062,637
Less net deferred loan fees	(8,422)	(7,389)	(6,940)	(7,143)	(6,936)
Less allowance for loan losses	(29,241)	(28,794)	(28,064)	(26,682)	(26,620)
Total net loans	$2,274,132	$2,133,428	$2,100,269	$2,091,489	$2,029,081

CREDIT QUALITY MEASURES

	As of or for the Quarters Ended
	09/30/05	06/30/05	3/31/05	12/31/04	9/30/04
	(Dollars in thousands)

Nonaccrual loans	$12,420	$19,984	$21,680	$8,911	$6,674
Loans past due 90 days or more and still accruing	—	—	—	—	—
Other real estate owned	43	—	—	—	—
Total nonperforming assets	$12,463	$19,984	$21,680	$8,911	$6,674

Impaired loans, gross	$12,420	$19,984	$21,680	$8,911	$6,674
Allocated allowance for loan losses	(1,226)	(1,002)	(861)	(561)	(1,100)
Net investment in impaired loans	$11,194	$18,982	$20,819	$8,350	$5,574

Charged-off loans year-to-date	$(1,350)	$(246)	$(1,018)	$(167)	$(1,646)
Recoveries year-to-date	175	526	1,260	324	382
Net recoveries (charge-offs)	$(1,175)	$280	$242	$(157)	$(1,264)

Allowance for loan losses to loans, net of deferred fees and costs (a)	1.27%	1.33%	1.32%	1.26%	1.29%
Allowance for total credit losses to loans, net of deferred fees and costs (b)	1.38%	1.45%	1.44%	1.39%	1.43%
Allowance for loan losses to nonaccrual loans (a)	235.4%	144.1%	129.4%	299.4%	398.9%
Allowance for total credit losses to nonaccrual loans (b)	256.5%	157.4%	140.9%	331.1%	439.8%
Allowance for loan losses to nonperforming assets (a)	234.6%	144.1%	129.4%	299.4%	398.9%
Allowance for total credit losses to nonperforming assets (b)	255.7%	157.4%	140.9%	331.1%	439.8%
Nonperforming assets to loans, net of deferred fees and costs, and other real estate owned	0.54%	0.92%	1.02%	0.42%	0.32%
Annualized net recoveries (charge-offs) to average loans	(0.21)%	0.05%	0.05%	0.03%	(0.25)%
Nonaccrual loans to loans, net of deferred fees and costs	0.54%	0.92%	1.02%	0.42%	0.32%

ALLOWANCE FOR LOAN LOSSES

	For the Quarters Ended
	9/30/05	6/30/05	3/31/05	12/31/04	9/30/04
	(Dollars in thousands)

Balance at beginning of period	$28,794	$28,064	$26,682	$26,620	$27,619
Loans charged–off:
Commercial	(410)	(195)	(177)	(42)	(1,570)
Real estate – construction	—	—	—	—	—
Real estate – mortgage	(6)	(11)	(80)	(91)	(7)
Consumer	(38)	(40)	(65)	(34)	(69)
Foreign	(896)	—	(696)	—	—
Total loans charged–off	(1,350)	(246)	(1,018)	(167)	(1,646)

Recoveries on loans charged–off:
Commercial	117	440	1,216	218	286
Real estate – construction	—	—	—	—	—
Real estate – mortgage	2	7	1	8	11
Consumer	56	79	43	82	66
Foreign	—	—	—	16	19
Total recoveries on loans charged-off	175	526	1,260	324	382
Net recoveries (charge-offs)	(1,175)	280	242	157	(1,264)
Provision for loan losses	100	450	1,140	(95)	265
Additions due to acquisitions	1,522	—	—	—	—
Balance at end of period	$29,241	$28,794	$28,064	$26,682	$26,620

RESERVE FOR UNFUNDED LOAN COMMITMENTS

	For the Quarters Ended
	9/30/05	6/30/05	3/31/05	12/31/04	9/30/04
	(Dollars in thousands)

Balance at beginning of period	$2,655	$2,485	$2,825	$2,730	$2,730
Provision (c)	(100)	170	(340)	95	—
Additions due to acquisitions	66	—	—	—	—
Balance at end of period	$2,621	$2,655	$2,485	$2,825	$2,730

ALLOWANCE FOR TOTAL CREDIT LOSSES (a)

	For the Quarters Ended
	9/30/05	6/30/05	3/31/05	12/31/04	9/30/04
	(Dollars in thousands)

Balance at beginning of period	$31,449	$30,549	$29,507	$29,350	$30,349
Provision for credit losses	—	620	800	—	265
Net recoveries (charge-offs)	(1,175)	280	242	157	(1,264)
Additions due to acquisitions	1,588	—	—	—	—
Balance at end of period	$31,862	$31,449	$30,549	$29,507	$29,350

(a)               As of December 31, 2004, the company reclassified the reserve for unfunded loan commitments from the allowance for loan losses to other liabilities.  Prior period amounts have been reclassified and the ratios have been revised to conform to this presentation.

(b)              The allowance for total credit losses represents the sum of the allowance for loan losses and the reserve for unfunded loan commitments.

(c)               Includes reclassification (from) to the reserve for unfunded loan commitments for the periods prior to March 31, 2005.